Exhibit 5.1

August 23, 2017

Board of Directors

Avnet, Inc.

2211 South 47th Street

Phoenix, Arizona 85034

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is submitted in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in respect of $50,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) of Avnet, Inc. (the “Corporation”) issuable pursuant to the Avnet Deferred Compensation Plan (As Amended and Restated Effective Generally as of January 1, 2009), as amended (the “Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As Vice President and Assistant General Counsel for the Corporation, I am familiar with its Restated Certificate of Incorporation and By-laws. I have examined the Plan and the Registration Statement.

I have also examined and relied upon such corporate records of the Corporation and other documents and certificates with respect to factual matters as I have deemed necessary to render the opinion expressed herein. With respect to the documents I have reviewed, I have assumed, without independent verification, the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of all documents submitted to me as originals, and the conformity with originals of all documents submitted to me as copies. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon statements and representations of other officers and representatives of the Corporation.

Based on the foregoing, I am of the opinion that the Deferred Compensation Obligations, when issued by the Corporation in the manner provided pursuant to the Plan, will be valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with the terms of the Plan, subject, as to enforcement, (a) to bankruptcy, insolvency, reorganization, readjustment of debt, arrangement, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights generally, and (b) to general principles of equity, whether such enforcement is considered in a proceeding at equity or at law.

This letter expresses my opinion as to the provisions of the New York Business Corporation Law, but does not extend to the securities or “Blue Sky” laws of New York or any other jurisdiction or to federal securities laws or to other laws. I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Michael R. McCoy
Michael R. McCoy